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                                                                      EXHIBIT 99


ALRENCO, INC.
714 E. KIMBROUGH
MESQUITE, TEXAS 75149                                 NEWS RELEASE
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FOR IMMEDIATE RELEASE           Contact:  K. David Belt
                                          Chief Financial Officer
                                          or
                                          Patricia Disbrow
                                          Investor Relations
                                          972-288-9327


                        ALRENCO AND RTO COMPLETE MERGER

   COMBINED COMPANY THIRD LARGEST OPERATOR OF RENTAL - PURCHASE STORES IN U.S.


NEW ALBANY, IN and MESQUITE, TX (February 26, 1998) - Alrenco, Inc. (Nasdaq/NM:
RNCO)and RTO, Inc. today announced the completion of the previously announced merger of the two companies in a transaction valued at approximately $273 million. The combined company, which will operate primarily under the trade name Home Choice Lease or Own, had pro forma revenues of $242.6 million in 1997. with 440 stores in 23 states, Alrenco becomes the third largest operator of rental-purchase stores in the U.S.

         Under terms of the transaction, which shareholders of both companies overwhelmingly approved in special shareholder meetings held earlier today, each outstanding share of RTO common stock was converted into the right to receive 89.795 shares of Alrenco common stock. On February 25, 1998, Alrenco's stock closed at $16.00 per share. The merger is to be accounted for as a pooling-of-interests and is a tax-free reorganization.

         George D. Johnson, Jr., chairman of RTO, Inc., was named chairman of the combined company. Mr. Johnson currently serves as the chief executive officer of Extended Stay America (NYSE:ESA) and formerly served as president of Blockbuster Consumer Division. Bill White, Sr., James G. Steckart, and K. David Belt, chief executive officer, chief operating officer, and chief financial officer, respectively, of RTO, Inc., will continue in these roles for the combined company. Michael D. Walts, who founded and was chairman of Alrenco, will remain on the Board of Directors for the combined company and will serve as a consultant to the company.



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Alrenco and RTO Complete Merger
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February 26, 1998


         Johnson said, "The merger of RTO and Alrenco creates one of the largest and most dynamic operations in the rental purchase industry, with a national footprint. RTO has established an excellent track record for aggressive store openings and acquisitions, and we well continue that strategy, building on our national presence."

         The combined company, which will be headquartered in Mesquite, Texas, offers high-quality, brand name, consumer merchandise under flexible, renewable rental-purchase agreements, also known as rent-to-own agreements. Products offered include consumer electronics, appliances, furniture, jewelry and home furnishing accessories.


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